Exhibit 5.1

September 24, 2021

Warner Music Group Corp.

1633 Broadway

New York, New York 10019

Registration Statement on Form S-3 of

Warner Music Group Corp. (Registration No. 333-258592)

Ladies and Gentlemen:

We have acted as special New York counsel to Warner Music Group Corp., a Delaware corporation (the “Company”), in connection with the filing with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-3 (File No. 333-258592) (the “Registration Statement”), including the prospectus therein, and a prospectus supplement thereto dated September 21, 2021 (the “Prospectus Supplement”), relating to the offer and sale of an aggregate of 2,340,000 shares of the Company’s Class A Common Stock, par value $0.001 per share, by the selling stockholders (the “Selling Stockholders”) referred to in the Prospectus Supplement (the “Shares”), pursuant to an underwriting agreement (the “Underwriting Agreement”) dated as of September 21, 2021, among the Company, the Selling Stockholders and Morgan Stanley & Co. LLC, as underwriter (the “Underwriter”).

In arriving at the opinion expressed below, we have (a) examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, corporate or other organizational documents and records of the Company and such certificates of public officials, officers and representatives of the Company and other persons as we have deemed appropriate for the purposes of such opinion, (b) examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and others delivered to us and (c) made such investigations of law as we have deemed appropriate as a basis for such opinion.

In rendering the opinion expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents that we examined, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents examined by us that are certified, conformed, reproduction, photostatic or other copies and (iv) the legal capacity of all natural persons executing documents.

Warner Music Group Corp.	2	September 24, 2021

Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that the Shares sold to the Underwriter by the Selling Stockholders pursuant to the Underwriting Agreement have been duly authorized and are validly issued, fully paid and non-assessable under the laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K filed by the Company with the Commission on the date hereof, incorporated by reference in the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

We are members of the bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, as currently in effect.

Very truly yours,

/s/ Debevoise & Plimpton LLP